NEUBERGER&BERMAN ADVISORS MANAGEMENT TRUST
                                CUSTODY AGREEMENT

                                   SCHEDULE A

SERIES                                                DATE ADDED TO AGREEMENT

Balanced Portfolio                                         May 1, 1995

Growth Portfolio                                           May 1, 1995

Liquid Asset Portfolio                                     May 1, 1995

Limited Maturity Bond Portfolio                            May 1, 1995

Partners Portfolio                                         May 1, 1995

International Investments                                  May 1, 1995

Guardian Investments                                       October 15, 1997

Mid-Cap Growth Investments                                 October 15, 1997

Socially Responsive Investments                            August 19, 1998



Dated:  August 19, 1998